Exhibit 97.1

DIAMONDBACK ENERGY, INC.
CLAWBACK POLICY

(Effective Date: February 4, 2026)

Purpose

Diamondback Energy, Inc. (the “Company”) is committed to conducting business with integrity, in accordance with high ethical standards and in compliance with all applicable laws, rules and regulations, including those regarding the presentation of the Company’s financial information to the public. As a result, the Board of Directors of the Company (the “Board”) has adopted this Clawback Policy (as amended from time to time, this “Policy”) effective as of the Effective Date set forth above, which replaces and supersedes that certain Clawback Policy dated October 2, 2023.

Administration

This Policy is administered by the Compensation Committee of the Board (the “Committee”) and is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Standard 5608 adopted by the Nasdaq Stock Market to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”). Except as limited by law, the Committee has full power, authority, and discretion to construe, interpret and apply this Policy. Any determinations made by the Committee will be made in compliance with the Nasdaq Stock Market listing rules and Rule 10D-1 and are final, conclusive and binding on all affected individuals.

This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Nasdaq Stock Market listing rules and Rule 10D-1, and to the extent this Policy is inconsistent with such rules, it shall be deemed amended to the extent necessary to ensure it is consistent therewith. The Board or Committee may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations. In addition, this Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association and will be limited to the extent that any provision of the Nasdaq Stock Market listing rules and/or Rule 10D-1 is no longer in effect or applicable to the Company. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

Recoupment of Incentive-Based Compensation

In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements.

If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined without regard to any taxes paid with respect to such compensation. The Company will maintain and will provide to the Nasdaq Stock Market documentation of all determinations and actions taken in complying with this Policy. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate and to the extent permitted by law. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is “impracticable,” within the meaning of, subject to and in accordance with any applicable exceptions under the Nasdaq Stock Market listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts.

Definitions

“Covered Executives” means any “officer” of the Company as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023 and after the person began service as a Covered Executive, (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation, and (iii) while the Company has a class of securities listed on a national securities exchange or association. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return.

Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy, all as determined pursuant to the Nasdaq Stock Market listing rules and Rule 10D-1, and any transition period (that results from a change in the Company’s fiscal year) of less than nine months that is within or immediately following such three fiscal years.

Not Exclusive; Limitation on Duplicative Recovery

Any reimbursement or cancellation under this Policy is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company, including (i) pursuant to the terms of any Company plan or policy or any agreement with the Covered Executive, (ii) disciplinary action up to and including termination, and (iii) institution of civil or criminal proceedings. Any right of recoupment under this Policy is in addition to, and is not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. Notwithstanding the generality of the foregoing, to the extent that the requirements under the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 are broader than the provisions in this Policy, the provisions of such law will apply to the Company’s Chief Executive Officer and Chief Financial Officer. Notwithstanding the foregoing, unless otherwise prohibited by the Nasdaq Stock Market listing rules and/or Rule 10D-1, to the extent this Policy provides for recovery of erroneously awarded Incentive-Based Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, the amount of erroneously awarded Incentive-Based Compensation already recovered by the Company from the recipient of such erroneously awarded Incentive-Based Compensation will be credited to the amount of erroneously awarded Incentive-Based Compensation required to be recovered pursuant to this Policy from such person.

No Indemnification; No Personal Liability

The Company will not indemnify any Covered Executive against any loss pursuant to this Policy, nor will the Company pay, agree to pay, or reimburse any insurance premium to cover any loss hereunder. No member of the Committee or the Board shall have any personal liability to any person as a result of actions taken under this Policy and each member of the Committee and the Board will be fully indemnified by the Company to the fullest extent available under applicable law and the Company’s governing documents with respect to any actions taken under this Policy. The foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law and the Company’s governing documents and contracts.

Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.